TO TECHNOLOGY AND BUSINESS EDITORS:

  Nektar Announces Agreement With Baxter to Develop New PEGylated Therapeutics
                                 for Hemophilia

    Companies Build on Existing Collaboration For Long Acting Blood Clotting
                             Factors For Hemophilia

      SAN CARLOS, Calif., Dec. 20 /PRNewswire-FirstCall/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced a new agreement with subsidiaries of Baxter International Inc. to develop new PEGylated therapeutics for hemophilia. The program will begin preclinical development in 2008.
      This is the second agreement between Nektar and Baxter to work together on innovative therapeutics for hemophilia patients. The two companies announced their initial agreement in September of 2005 to develop PEGylated therapeutic forms of clotting proteins to treat hemophilia A.
      "We are pleased to expand our partnership with Nektar," said Hartmut J. Ehrlich, M.D., vice president of global research and development for Baxter's BioScience business. "Partnering with world-class science and technology companies is one of the ways Baxter continues to advance our product development."
      Under the terms of the expanded agreement, Nektar will receive up to $44 million in upfront and milestone payments, funding of research and development, and manufacturing revenues during research, clinical development, and commercialization. Nektar will also receive royalties on end product sales.
      "We're pleased to work on innovative PEGylated therapeutics with Baxter, an exceptional partner and a leader in the hemophilia space," said Hoyoung Huh, M.D., Ph.D., Nektar Chief Operating Officer and Head of the PEGylation Business Unit. "This agreement highlights our commitment to collaborate with market leaders such as Baxter in the development of groundbreaking therapeutics."
      Baxter will be responsible for the development and commercialization of the product and Nektar will be responsible for the technology development used in the product including the provision of clinical and commercial PEG reagents. Nektar PEGylation technology has already been successfully applied to eight marketed products in the United States and Europe.

      About Nektar Advanced PEGylation Technology
      Nektar Advanced PEGylation has the potential to improve the safety and efficacy of therapeutic agents by increasing drug circulation time in the bloodstream, decreasing immunogenicity and dosing frequency, increasing bioavailability and improving drug solubility and stability. It is based on the use of non-toxic polyethylene glycol (PEG) polymers, which can be attached to most major drug classes, including proteins, peptides, antibody fragments, small molecules, and other drugs and is used in eight marketed products in the U.S. and Europe today.

      About Nektar
      Nektar Therapeutics is a biopharmaceutical company with a mission to develop and enable differentiated therapeutics with its industry-leading pulmonary and PEGylation technology platforms. Nektar pulmonary and PEGylation technology, expertise, manufacturing capabilities and know-how have enabled ten approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its pulmonary and PEGylation technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

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      This press release contains forward-looking statements and the terms of the agreement between Baxter and Nektar. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) clinical trials are long, expensive and uncertain processes and the successful completion of future clinical development activities will be required in order for Nektar to realize future development milestone payments under the agreement with Baxter, (ii) the risk of failure of any product that is in clinical development and prior to regulatory approval, such as the PEGylated blood clotting factor product candidates, remains high and can occur at any stage due to efficacy, safety or other factors; (iii) any such failure would likely result in reduced or no further payments to Nektar from Baxter; (iv) Baxter and Nektar may not be successful in obtaining regulatory approval of product candidates included in their agreements, (v) current patents and future patents that may issue may not be valid or enforceable or intellectual property licenses from third parties may be required in the future, and (vi) the royalty amounts (including milestone royalties) payable by Baxter to Nektar under the agreement vary depending on the level of annual sales, if any. Important information regarding the material terms and conditions of the agreement between Nektar and Baxter is set forth in a Current Report on Form 8-K filed by Nektar with the SEC on December 20, 2007. Other important risks and uncertainties are detailed in the company's reports and other filings with the SEC including its most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Actual results could differ materially from the forward-looking statements contained in this press release. Nektar undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

      For Nektar:
      Tim Warner, 1-650-283-4915
      Stephan Herrera, 1-415-488-7699
      Jennifer Ruddock, 1-650-631-4954

SOURCE  Nektar Therapeutics
    -0-                             12/20/2007
    /CONTACT:  Tim Warner, +1-650-283-4915, or Stephan Herrera,
+1-415-488-7699 or Jennifer Ruddock, +1-650-631-4954, all for Nektar
Therapeutics/
    /First Call Analyst: /
    /FCMN Contact: jruddock@nektar.com /
    /Web site:  http://www.nektar.com /
    (NKTR)